Exhibit 99.1

ADAPTIVE MEDIAS EXPECTS ACCELERATED GROWTH AND OUTLINES EXPANSION
STRATEGY IN SPECIAL LETTER TO SHAREHOLDERS

IRVINE, California, January 29, 2015 - - Content syndication and monetization company, Adaptive Medias, Inc. (OTCQB: ADTM), a leader in programmatic advertising across mobile, video and online display, today announced that Acting Chief Operating Officer, Jim Waltz, has issued a Special Letter to Shareholders to update investors on the current status of the Company and, more importantly, to offer management’s view of the Company’s growth strategy and prospects going forward. The text of the letter follows:

“Dear Valued Shareholder:

I am writing to you in my new role as Acting Chief Operating Officer of Adaptive Medias. Our strategy to deliver the best end to end video solution remains intact. Over the past 18 months, the company has experienced impressive growth -- both in our client base and top-line revenue. As we continue to develop our proprietary technology platform and expand into new advertising channels, we are well positioned to take advantage of several key trends in digital media such as the rapid growth of mobile, video and programmatic advertising.

First, a note about my current role. As the Acting Chief Operating Officer, I will oversee all financial and operational activities at Adaptive Medias, taking over for the company’s former Chief Executive Officer, until a replacement has been appointed. I bring over 20 years of high-level experience in the advertising-technology sector to support the company’s expansion strategy, having previously served as the President of Traffic MarketPlace, Chief Executive Officer at AdModus and Vice President of Sales at DoubleClick. Although I will maintain my current position as the Chief Executive Officer of Beanstock Media, I will be spending the majority of my time and efforts with Adaptive Medias.

Fourteen months ago, Adaptive Medias completed its merger with Mimvi to become a publicly traded company. At the time, we had fewer than 50 clients and our quarterly revenues were approximately $0.6 million. Since that time we’ve grown substantially and achieved a number of important milestones.

Our key achievements over the past year include:

•	Commercial launch of our new technology platform: We completed the build out and testing of our unique end-to-end video technology platform and successfully launched it to the market in September. ADTM stands alone with its fully-integrated independent one-stop shopping solution for customers seeking to generate revenues from digital video content. The unified platform not only eliminates the administrative hassles of working with multiple vendors, it eliminates technical hassles that come with integrating disparate technologies.

•	New Customers: We’ve grown accounts from 50 to nearly 250 within the past fourteen months, a 400% increase. One of our goals for 2014 was to begin working with some of the largest digital publishers in the US as rated by Comscore. Last year, we signed several contracts with some of the biggest blue chip publishers and content providers in a variety of verticals including: Finance, Automotive, Entertainment, News, Hispanic and more. We believe the engagement of key market leaders in the above verticals supports our value proposition to the market and will accelerate sales to new customers.

•	Seven consecutive quarters of sequential revenue growth: We’ve posted consistent revenue growth even while we were still building and testing our new technology platform. In 3Q14, ended September 2014, ADTM reported revenue of $1.4 million, up from $1.1 million in 2Q14 and from $0.7 million in 1Q14. With the November 2014 launch of a full marketing campaign to support our new technology platform, we are working to maintain or even accelerate this growth rate.

•	Strengthened Balance Sheet: Adaptive Medias raised $5.2 million in September to help support our business expansion strategy in the coming year.

Company Sees Accelerated Growth in 2015

Our primary goal for 2015 is to continue to grow our client base. Our business development efforts are focused on three main areas:

•	Signing content providers to syndication and monetization deals – increased content will attract both publishers and advertisers to ADTM.

•	Signing publishers onto our platform.

•	Driving advertising demand or fulfillment through our platform – While ADTM does not require its customers to buy their advertising through its platform, the Company believes that it will be able to demonstrate strong returns on advertising spend relative to its competition, which will migrate more advertising spend to its in-house platform.

With the recent launch of our new technology platform, our expenses are expected to grow more modestly going forward. As a result, operating profits are expected to grow as the Company moves toward profitability.

Communicating our Story to the Investment Community

Finally, a few words about our investor outreach efforts. As noted, the past 18 months have been about establishing and positioning the business for sustainable growth. Now, we want to showcase our achievements more effectively to the investment community. To do so, we are highly focused on improving our investor relations with proactive and consistent outreach and communication. We look forward to keeping you updated on our progress.

Sincerely,

/s/ Jim Waltz

Jim Waltz

Acting Chief Operating Officer

Adaptive Medias, Inc.”

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Media is a programmatic audience and content monetization provider for website owners, app developers and video publishers who want to more effectively optimize content through advertising. The Company provides a foundation for publishers and developers looking to engage brand advertisers through a multi-channel approach that delivers integrated, engaging and impactful ads across multiple devices. Adaptive Media meets the needs of its publishers with an emphasis on maintaining user experience, while delivering timely and relevant ads through its multi-channel ad delivery and content platform. For more information, please visit www.adaptivem.com. Also, follow them on Twitter @adaptive_m.

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.”

Investor Contact:

AJ Homayun
ahomayun@irpartnersinc.com
818-280-6800

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